                   GATEWAY ENERGY CORPORATION AND SUBSIDIARIES


                             EXHIBIT 21-SUBSIDIAIRES





COMPANY                                 STATE                 PERCENT OWNED
- -------                                 -----                 -------------

Gateway Pipeline Co.                    Missouri                   80%

  Gateway Energy Marketing              Texas                     100%
  Venture Resources, Inc.               Texas                     100%

Castex Energy, Inc.                     Texas                      60%

Fort Cobb Oklahoma Irrigation
 Fuel Authority                         Oklahoma                   99%

Shoreham Gathering Company              Nebraska                   80%

Ozark Natural Gas Company               Missouri                  100%